Exhibit 10.3

RELEASE OF CLAIMS
This Release of Claims Agreement (“Agreement”) is made by and between Jon Gacek (“Employee”) and Quantum Corporation (the “Corporation”) (collectively referred to as the “Parties” or individually referred to as a “Party”).
RECITALS
WHEREAS, Employee was employed by the Corporation;
WHEREAS, Employee signed a proprietary rights and invention agreement with the Corporation (the “Confidentiality Agreement”);
WHEREAS, Employee and the Corporation entered into an Amended and Restated Change of Control Agreement, dated December 3, 2015 (the “Change of Control Agreement”);
WHEREAS, under the Change of Control Agreement, Employee would be entitled to certain post-termination severance benefits (“Severance”) upon the occurrence of certain qualifying events following a Change of Control as defined therein;
WHEREAS, Employee separated from employment with the Corporation effective November 7, 2017 (the “Separation Date”); and
WHEREAS, the Corporation does not agree or concede that Employee is entitled to any benefits under the Change of Control Agreement as a result of Employee’s separation from employment or otherwise, but nevertheless, the Parties wish to facilitate Employee’s transition from employment and resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Employee may have against the Corporation and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Corporation;
NOW, THEREFORE, in consideration of the mutual promises made herein, the Corporation and Employee hereby agree as follows:
COVENANTS
1.Consideration. In consideration of Employee’s execution of this Agreement and Employee’s fulfillment of all of its terms and conditions, and provided that Employee does not revoke the Agreement under Section 4 below, the Corporation agrees as follows:
(a)    Guaranteed Payment. The Corporation will provide Employee with a payment of one million two hundred thousand dollars ($1,200,000.00), which is equivalent to two times Employee’s annual base compensation as in effect immediately prior to the Separation Date, but less applicable withholdings. Such payment will made in a lump sum on the date that is six (6) months and one (1) day following the Separation Date.

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(b)    Contingent Payment. If an event described in Section 4(b)(iii) of the Change of Control Agreement occurs within the twelve (12) month period immediately following the Separation Date (a “Qualifying Change of Control”), the Corporation will provide Employee with a lump sum payment of one million two hundred thousand dollars ($1,200,000.00), less applicable withholdings. Such payment will be made within five (5) days following the completion of a Qualifying Change of Control, subject to Employee’s compliance with this Agreement. For the avoidance of doubt, Employee is entitled to a maximum of only one (1) such payment under this Section 1(b), notwithstanding the occurrence of more than one Qualifying Change of Control.
(c)    Equity Vesting. Any Corporation-issued equity-based compensation award held by Employee that, as of immediately prior to the Separation Date, both is outstanding (i.e., unexpired) and unvested shall automatically become vested and otherwise shall remain subject to all terms of the applicable award agreement (including, but not limited to, withholding and tax provisions) and the equity plan document. For this purpose, any performance‑based restrictions or requirements applicable to any equity‑based compensation awards will be deemed to have been satisfied at the applicable target levels.
(d)    COBRA. If Employee elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA for Employee and Employee’s eligible dependents (if any), the Corporation will make monthly reimbursements to Employee for Employee’s COBRA premiums at the same level of health coverage and benefits as in effect for Employee on the day immediately prior to the Separation Date. The Corporation shall continue to reimburse Employee for premiums paid to continue such coverage until the earlier of (i) one (1) year after the Separation Date, or (ii) the date upon which Employee and Employee’s eligible dependents no longer are eligible to receive continuation coverage pursuant to COBRA. Employee shall be responsible for the payment of COBRA premiums (including, without limitation, all administrative expenses) for any remaining COBRA period. Notwithstanding anything to the contrary in this Section 1(c), if the Corporation determines in its sole discretion that it cannot provide the COBRA benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Corporation will in lieu thereof provide to Employee a taxable monthly payment in an amount equal to the monthly COBRA premium that Employee would be required to pay to continue group health coverage for Employee and Employee’s eligible dependents (if any) in effect on the date of termination of his or her employment (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether Employee elects COBRA continuation coverage. Withholdings will apply to the extent applicable.
2.    Payment of Salary and Receipt of All Benefits. Employee acknowledges and represents that, other than the consideration set forth in this Agreement, the Corporation has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Employee, and that no other such benefits are due to Employee, including under the terms of the Change of Control Agreement. Notwithstanding the preceding, Employee will receive his final paycheck for the portion of the last payroll period for which he worked (i.e., through the Separation Date), along with accrued but unused vacation time (if any). The Corporation also will reimburse any proper, unreimbursed expenses that Employee promptly submits and that are reimbursable under the Corporation’s applicable expense reimbursement policy.
3.    Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Corporation and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Employee, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:
a.    any and all claims relating to or arising from Employee’s employment relationship with the Corporation and the termination of that relationship;
b.    any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Corporation, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;
c.    any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;
d.    any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act, except as prohibited by law; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act, except as prohibited by law; the Immigration Control and Reform Act; the California Family Rights Act; the California Labor Code; the California Workers’ Compensation Act; and the California Fair Employment and Housing Act; Washington State Law Against Discrimination, as amended (Wash. Rev. Code §§ 49.60.010 et seq.); Washington Equal Pay Law, as amended (Wash. Rev. Code § 49.12.175); Washington sex discrimination law (Wash. Rev. Code § 49.12.200); Washington age discrimination law (Wash. Rev. Code § 49.44.090); Washington whistleblower protection law (Wash. Rev. Code §§ 49.60.210, 49.12.005, and 49.12.130); Washington genetic testing protection law (Wash. Rev. Code § 49.44.180);

Washington Family Care Act (Wash. Rev. Code § 49.12.270); Washington Minimum Wage Act (Wash. Rev. Code §§ 49.46.005 to 49.46.920); Washington wage, hour, and working conditions law (Wash. Rev. Code §§ 49.12.005 to 49.12.020, 49.12.041 to 49.12.050, 49.12.091, 49.12.101, 49.12.105, 49.12.110, 49.12.121, 49.12.130 to 49.12.150, 49.12.170, 49.12.175, 49.12.185, 49.12.187, 49.12.450); Washington wage payment law (Wash. Rev. Code §§ 49.48.010 to 49.48.190);
e.    any and all claims for violation of the federal or any state constitution;
f.    any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;
g.    any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and
h.    any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this Section will be and remain in effect in all respects as a complete general release as to the matters released. However, this release does not extend to any obligations incurred under this Agreement nor any equity or benefits plans where benefits remain post-termination. This release also does not release claims that cannot be released as a matter of law, including, but not limited to, any Protected Activity (as defined below) and preexisting statutory or contractual rights to indemnification. Notwithstanding the foregoing, Employee acknowledges that any and all disputed wage claims that are released herein will be subject to binding arbitration as set forth herein, except as required by applicable law. Employee represents that he has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section. This release does not extend to any right Employee may have to unemployment compensation benefits.
4.    Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement; (b) he has twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following his execution of this Agreement to revoke this Agreement; (d) this Agreement will not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to the Corporation in less than the 21-day period identified above, Employee hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Employee acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Agreement on the Corporation’s behalf that is received prior to the Effective Date. The parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.
5.    Unknown Claims; California Civil Code Section 1542. Employee acknowledges that Employee has been advised to consult with legal counsel and that Employee acknowledges that he is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
Employee, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.
6.    No Pending or Future Lawsuits. Employee represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Corporation or any of the other Releasees. Employee also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Corporation or any of the other Releasees.
7.    Application for Employment. Employee understands and agrees that, as a condition of this Agreement, Employee will not be entitled to any employment with the Corporation, and Employee hereby waives any right, or alleged right, of employment or re-employment with the Corporation. Employee further agrees not to apply for employment with the Corporation and not otherwise pursue an independent contractor or vendor relationship with the Corporation. For the sake of clarity, the preceding sentence will not prevent Employee from becoming an employee of a vendor to the Corporation so long as for the first thirty six (36) months following the Separation Date, he has no material involvement in the relationship between the vendor and the Corporation.
8.    Trade Secrets and Confidential Information/Corporation Property. Employee reaffirms and agrees to observe and abide by the terms of the previously executed Confidentiality Agreement. Employee’s signature below constitutes his certification under penalty of perjury that he has returned all documents and other items provided to Employee by the Corporation, developed or obtained by Employee in connection with his employment with the Corporation, or otherwise belonging to the Corporation. Employee agrees that Employee will not disclose the Corporation’s trade secrets and confidential and proprietary information. Employee’s signature below constitutes Employee’s certification under penalty of perjury that Employee has returned all documents and other items provided to Employee by the Corporation, developed or obtained by Employee in connection with Employee’s employment with the Corporation, or otherwise belonging to the Corporation (with the exception of a copy of the Employee Handbook and personnel documents specifically relating to Employee). Employee may keep his Corporation-issued laptop and phone so long as those devices are purged of all Corporation data and meet all Corporation licensing obligations. Employee agrees to promptly comply with all directions from the Corporation to facilitate the preceding sentence or else Employee instead shall immediately and permanently return the laptop and phone to the Corporation. Employee agrees not to disclose the terms or existence of this Agreement until the terms and existence have been publicly announced by the Corporation, which shall be within four (4) business days of the Separation Date.
9.    Non-Solicitation. Employee agrees that for a period of twelve (12) months immediately following the Effective Date of this Agreement, Employee shall not directly or indirectly solicit any of the Company’s employees to leave their employment with the Corporation.
10.    No Cooperation in Disputes. Subject to Section 15 below governing Protected Activity, Employee agrees that he will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Employee agrees both to immediately notify the Corporation upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee will state no more than that he cannot provide counsel or assistance.
11.    Nondisparagement. The Parties agree to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agree to refrain from any tortious interference with the contracts and relationships of any of the Releasees. Employee will direct any inquiries by potential future employers to the Corporation’s human resources department.
12.    No Admission of Liability. Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Employee. No action taken by the Corporation hereto, either previously or in connection with this Agreement, will be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Corporation of any fault or liability whatsoever to Employee or to any third party.
13.    Costs. The Parties will each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.
14.    Arbitration. Any claim or dispute, whether in contract, tort, statute or otherwise (including the interpretation and scope of this Arbitration Clause, and the arbitrability of the claim or dispute), between Employee and the Corporation as well as their respective employees, agents, successors or assigns, which arises out of or relates to this Agreement will be resolved by neutral, binding arbitration and not by a court action. Any claim or dispute is to be arbitrated by a single arbitrator from JAMS (www.jamsadr.com), pursuant to its Employment Arbitration Rules & Procedures.

The arbitrator will be an attorney or retired judge and will be agreed upon by the parties within ten (10) business days of the demand for arbitration being filed with the arbitration organization. If the parties are unable to select an arbitrator, then the arbitration organization will provide a list of five (5) arbitrators and each party will strike two names within five (5) business days and one of the remaining individuals will be appointed by the arbitration organization as the arbitrator within five (5) business days of receipt of the parties’ submissions.
Unless otherwise provided for by law, the Corporation will pay all costs and expenses of such arbitration, with the exception of any filing fees associated with any arbitration initiated by Employee, but only so much of the filing fees as Employee instead would have paid had Employee filed a complaint in a court of law.
The arbitrator will apply California substantive law to the proceeding, except to the extent Federal substantive law, including the Federal Arbitration Act, would apply to any claim. The arbitration hearing will be conducted in Santa Clara County, California. If the chosen arbitration organization’s rules conflict with this Arbitration Clause, then the provisions of this Arbitration Clause will control.
Discovery during arbitration will be conducted pursuant to the California Discovery Act. All of the provisions of California Code of Civil Procedure section 1283.05 as well as any amendments or revisions thereto, are incorporated into this Agreement. The arbitrator will follow the California Evidence Code as it relates to the trial of civil actions. The parties are free to waive or modify any evidentiary rule or procedure with the consent of the arbitrator.
The arbitrator’s written award with findings of fact law will be issued in writing within thirty (30) days of the conclusion of the proceedings and will be final and binding on all parties, except that a party may request a new arbitration under the rules of the arbitration organization by a three- (3-) arbitrator panel. The appealing party requesting new arbitration will be responsible for the filing fee and other arbitration costs subject to a final determination by the arbitrators of a fair apportionment of costs. Any court having jurisdiction may enter judgment on the arbitrator’s award.
The Parties retain any and all injunctive relief rights. This Arbitration Clause will survive any termination of this contract. If any part of this Arbitration Clause is deemed or found to be unenforceable for any reason, the remainder will remain enforceable.
THE PARTIES UNDERSTAND AND AGREE THAT THEY ARE WAIVING THEIR RIGHTS TO TRIAL BEFORE A JURY AND TO SUBMIT ANY CLAIMS TO BINDING ARBITRATION.
15.    Protected Activity Not Prohibited. Employee understands that nothing in this Agreement shall in any way limit or prohibit Employee from engaging in any Protected Activity. For purposes of this Agreement, “Protected Activity” shall mean filing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”). Employee

understands that in connection with such Protected Activity, Employee is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Corporation. Notwithstanding the foregoing, Employee agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Corporation confidential information under the Confidentiality Agreement] to any parties other than the Government Agencies. Employee further understands that “Protected Activity” does not include the disclosure of any Corporation attorney-client privileged communications. Any language in the Confidentiality Agreement regarding Employee’s right to engage in Protected Activity that conflicts with, or is contrary to, this paragraph is superseded by this Agreement. In addition, pursuant to the Defend Trade Secrets Act of 2016, Employee is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Finally, nothing in this Agreement constitutes a waiver of any rights Employee may have under the Sarbanes-Oxley Act or Section 7 of the National Labor Relations Act.
16.    Tax Consequences. The Corporation makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Employee or made on his behalf under the terms of this Agreement. Employee agrees and understands that he is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Corporation and any penalties or assessments thereon. Employee further agrees to indemnify and hold the Corporation harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Corporation for any amounts claimed due on account of (a) Employee’s failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by the Corporation by reason of any such claims, including attorneys’ fees and costs. Applicable tax and other withholdings apply to all payments and benefits under this Agreement.
17.    Section 409A. It is intended that this Agreement comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, any final regulations and guidance under that statute, and any applicable state law equivalent, as each may be amended or promulgated from time to time (“Section 409A”), and any ambiguities or ambiguous terms herein will be interpreted to so comply or be exempt from Section 409A. Each payment and benefit to be paid or provided under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The provisions of Section 3 of the Change of Control Agreement (relating to Section 409A) apply to the payments and benefits under this Agreement. Notwithstanding any contrary provision of this Agreement or otherwise, in no event will the Corporation reimburse or pay Employee for any taxes or other costs that may be imposed on Employee as a result of Section 409A or any other tax law or provison.

18.    Authority. The Corporation represents and warrants that the undersigned has the authority to act on behalf of the Corporation and to bind the Corporation and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.
19.    Post-Employment Cooperation. Employee agrees that for twelve (12) months following the Separation Date, Employee will use his best efforts to cooperate and provide reasonable assistance in assuring an orderly transition of all matters being handled by Employee (including, but not limited to, signing any documents necessary or appropriate to reflect Employee’s termination of employment from the Corporation and cessation of all positions with the Corporation and its affiliates effective as of the Separation Date) and with respect to any diligence effort by any buyer with respect to a potential Change of Control (as defined in the Change of Control Agreement). Employee also agrees to willingly cooperate and consult with the Corporation, answer questions for the Corporation and provide information as needed by the Corporation from time to time on a reasonable basis regarding pending or threatened litigation matters, investigations, or legal disputes that arise or have arisen over actions or matters that occurred or failed to occur during Employee's employment with the Corporation. Employee further agrees to use his best efforts to assist the Corporation as a witness at trial or during such litigation or legal disputes (including depositions or governmental investigations) if requested by the Corporation. The Corporation shall provide Employee reimbursement of reasonable out of pocket expenses and costs related to participation under this Section. The Corporation, in exercising its rights under this Section 19, shall provide Employee with reasonable notice to the extent practicable and shall seek to reasonably accommodate Employee’s obligations with any other employer.
20.    No Representations. Employee represents that he has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Employee has not relied upon any representations or statements made by the Corporation that are not specifically set forth in this Agreement.
21.    Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision or portion of provision.
22.    Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party will be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, costs and reasonable attorneys’ fees incurred in connection with such an action.
23.    Entire Agreement. This Agreement represents the entire agreement and understanding between the Corporation and Employee concerning the subject matter of this Agreement and Employee’s employment with and separation from the Corporation and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee’s relationship with the Corporation, with the exception of the Confidentiality Agreement, but including the Change of Control Agreement, except as specifically incorporated herein. For the avoidance of doubt, Employee is not entitled to severance or other payments or benefits under any other agreement or arrangement with the Corporation, including, but not limited to, under the offer letter between Employee and the Corporation dated March 31, 2011, and all amendments thereto.
24.    No Oral Modification. This Agreement may only be amended in a writing signed by Employee and a duly authorized representative of the Corporation.
25.    Governing Law. This Agreement will be governed by the laws of the State of California, without regard for choice-of-law provisions. Employee consents to personal and exclusive jurisdiction and venue in the State of California.
26.    Effective Date. Employee understands that this Agreement will be null and void if not executed by him within twenty one (21) days. Employee has seven (7) days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked by Employee before that date (the “Effective Date”).
27.    Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.
28.    Voluntary Execution of Agreement. Employee understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Corporation or any third party, with the full intent of releasing all of his claims against the Corporation and any of the other Releasees. Employee acknowledges that:

(a)	he has read this Agreement;

(b)	he has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel;

(c)	he understands the terms and consequences of this Agreement and of the releases it contains; and

(d)	he is fully aware of the legal and binding effect of this Agreement.
(Signature page to follow)

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.
JON W. GACEK, an individual
Dated: November 7, 2017                /s/ Jon W. Gacek
                Jon W. Gacek
QUANTUM CORPORATION
Dated: November 7, 2017            By: /s/ Raghu Rau
                    Raghu Rau
                    Executive Chairman